Exhibit 99.1

Northern Oil and Gas, Inc. Provides Fourth Quarter Update,
Provides Preliminary 2018 Production and Capital Expenditure Estimates, and
Announces Changes to the Board of Directors

MINNEAPOLIS, MINNESOTA - December 20, 2017 - Northern Oil and Gas, Inc. (NYSE American: NOG) today announced a fourth quarter 2017 update, provided preliminary 2018 production and capital expenditure estimates, and announced changes to the Company’s Board of Directors.

FOURTH QUARTER 2017 UPDATE

•
Raising fourth quarter production guidance; now expecting average daily production to increase by 4% to 6% over third quarter 2017, compared to prior guidance indicating flat sequential production at the mid-point

•	Now expect to add approximately 5 to 6 net wells to production during the fourth quarter resulting in 2017 net well additions of approximately 15 to 16 net wells

•	Fourth quarter oil differential expected to improve by $1.50 per barrel versus the mid-point of prior guidance; now expecting a ($5.00) per barrel of oil differential for the quarter

•	Wells in process have increased by 6.6 net wells during 2017, from 13.4 net wells as of December 31, 2016 to 20 net wells as of November 30, 2017

PRELIMINARY 2018 PRODUCTION AND CAPITAL EXPENDITURE BUDGET

•	The Board has approved a preliminary 2018 capital budget of up to $176 million, which contemplates 20 to 22 net wells added to production during 2018

•	Based on this preliminary budget, 2018 annual production is expected to increase by 10% to 14% when compared to 2017

•	The Board is also targeting a 10% to 15% reduction in general and administrative expenses when compared to 2017 levels

MANAGEMENT COMMENT

“The momentum we saw exiting the third quarter has continued into the fourth quarter and as a result we are raising our expectations for fourth quarter production,” commented Northern’s Interim CEO and CFO, Tom Stoelk. “Our capital allocation process has resulted in a great inventory of wells in process, which we expect will continue to drive strong performance in 2018. As a result, we are estimating that we will add between 20 and 22 net wells to production during 2018, resulting in 2018 estimated production growth of between 10% and 14%.”

BOARD OF DIRECTORS

•	Rich Weber, Northern’s Chairman, announced his resignation to allow him to focus his time on his responsibilities as Chairman and CEO of PennEnergy Resources

•	The Board appointed current director Bahram Akradi as Lead Independent Director and a member of the Board’s Executive Committee

•	Mr. Akradi and the Executive Committee will provide leadership to help guide the Company on an ongoing basis

“The Company wishes to thank Rich for his tireless service as Chairman over the last two years as well as his Board contributions over the last six years,” commented Bahram Akradi, Northern’s Lead Independent Director. “It has been a pleasure working with Rich since joining the Board earlier this year. I am extremely excited about the future of Northern and where we can take this company over the coming months and years; it is a future I am excited to be a part of.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana. More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control.

CONTACT:

Brandon Elliott, CFA
Executive Vice President,
Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

SOURCE Northern Oil and Gas, Inc.